EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sandy Pfaff
415-459-8800
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD FIRST QUARTER EARNINGS OF $4.5 MILLION
ACQUISITION OF CHARTER OAK BANK CONTRIBUTES POSITIVELY TO EARNINGS AND GROWTH

NOVATO, CA, April 25, 2011 – Bank of Marin Bancorp (“Bancorp”, NASDAQ: BMRC) announced first quarter 2011 earnings of $4.5 million, up 53% from $2.9 million in the first quarter of 2010 and up 15% from $3.9 million in the fourth quarter of 2010. Diluted earnings per share were $0.84, up $0.11 from the fourth quarter of 2010 and up $0.28 from the same quarter a year ago.

First quarter 2011 results include the impact of the FDIC1-assisted acquisition of certain assets and the assumption of certain liabilities of the former Charter Oak Bank on February 18, 2011 (the “Acquisition”). Through the Acquisition, Bancorp purchased $61.8 million of loans at fair value without loss share and assumed $93.9 million of deposits at fair value, and recorded an $85 thousand acquisition gain, net of tax. These fair value estimates are subject to change for up to one year after the closing date of the Acquisition as additional information relative to Acquisition-date fair values becomes available. Loans totaling approximately $24.4 million, representing loans delinquent more than sixty days or more as of the bid valuation date (October 18, 2010) and certain types of land and construction loans as of the acquisition date were retained by the FDIC.

 “We achieved our strategic goals for this quarter including a successful acquisition of certain assets and assumption of certain liabilities of Charter Oak Bank, and are very pleased with the financial results, teamwork and smooth transition,” said Russell A. Colombo, President and CEO. “Our expansion into Napa aligns well with our long term plans, and we're looking forward to serving the Napa community.”

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2011:

•
Deposits grew $101.1 million, or 10.2%, over a year ago. The growth is mainly due to the assumption of deposits of the former Charter Oak Bank, partly offset by decreases in CDARS® time deposits and the disposition of the internet time deposits assumed as part of the Acquisition. Non-interest bearing deposits grew $65.7 million or 26.5% over a year ago and comprised 28.8% of total deposits at March 31, 2011.

•	Loans grew $58.6 million, or 6.4%, over a year ago, including loans purchased as part of the Acquisition.

•	The tax equivalent net interest margin totaled 5.44% in the first quarter of 2011, up from 5.00% a year ago, reflecting the accounting for acquired loans.

•
Credit quality remains solid with non-performing loans (excluding purchased credit-impaired loans) at 0.92% of loans. Net charge-offs in the first quarter of 2011 decreased to $372 thousand from $682 thousand in the prior quarter and $1.5 million in the same quarter a year ago. The provision for loan losses of $1.1 million remained the same as in the prior quarter and decreased $500 thousand from $1.6 million in the same quarter a year ago.

•	The risk-based capital ratio of 13.0% at March 31, 2011 continues to be well above industry regulatory requirements for a well-capitalized institution.

_____________________________
1 Federal Deposit Insurance Corporation

Loans and Credit Quality

Total loans reached $979.0 million at March 31, 2011, representing an increase of $58.6 million, or 6.4%, over a year ago. This growth was significantly impacted by loans purchased as part of the Acquisition, partially offset by the successful resolution through payoffs of several high credit risk loans, as well as the prepayment of certain large credits in a low interest rate environment.

“Our credit quality remains strong as a result of disciplined lending practices and proactive management of the portfolio which have kept loan charge-offs at a low level.” said Christina J. Cook, Chief Financial Officer. “We are applying our same active credit management practices to the acquired loan portfolio as we manage and expand these relationships.”

Non-performing loans, excluding purchased credit-impaired loans, decreased to $9.0 million, or 0.92% of Bancorp’s loan portfolio at March 31, 2011, from $12.9 million, or 1.37% at December 31, 2010 and $11.4 million or 1.24% a year ago. Purchased credit-impaired loans totaled $9.2 million at March 31, 2011. These loans were reflected at fair value as of the Acquisition date, and are excluded from the non-performing designation because Management expects to recover its investment in these loans and the related accretable yield. Accruing loans past due 30 to 89 days increased from $352 thousand at December 31, 2010 and $1.0 million a year ago to $21.9 million at March 31, 2011. Subsequent to quarter end, approximately $11.3 million has been brought current. In addition, Bancorp is in negotiation to renew three loans totaling $7.0 million, which are expected to become current in the second quarter of this year. Based on current loan-to-values for these past due loans, no significant loss exposure to Bancorp is expected.

Bancorp’s loan loss provision totaled $1.1 million in the first quarter of 2011, unchanged from the fourth quarter of 2010 and down $500 thousand from the same quarter a year ago. The allowance for loan losses of $13.1 million totaled 1.34% of loans at March 31, 2011, compared to 1.32% and 1.16% at December 31, 2010 and March 31, 2010, respectively. The increases in the allowance for loan losses as a percentage of loans from both a quarter ago and a year ago reflect a higher level of specific reserves on impaired loans. Net charge-offs in the first quarter of 2011 decreased to $372 thousand from $682 thousand in the prior quarter and $1.5 million in the same quarter a year ago.

All acquired loans, whether or not credit-impaired, were recorded at their estimated fair value at the Acquisition date, and there was no significant change in the credit quality or expected cash flows of the acquired loan portfolio from the Acquisition date through the quarter-end. Therefore Management has not provided significant reserves for loan losses on the acquired loans in the first quarter. We will continue to monitor and provide for losses if appropriate, as these loans season.

Deposits

Total deposits grew $101.1 million, or 10.2%, over a year ago to $1.1 billion. The higher level of deposits reflects growth in most deposit categories, except for CDARS® time deposits and money market accounts, which decreased $41.2 million and $8.9 million, respectively. Demand deposits comprised 28.8% of total deposits at March 31, 2011, compared to 25.1% a year ago. In addition, Management has strategically allowed the $9.0 million internet deposits assumed as part of the Acquisition to run off.

“We have further solidified our strong core deposit base, in part due to the assumption of the deposits of the former Charter Oak Bank.” said Mr. Colombo. “Deposits are a reflection of the trust our customers place in us and we earn that trust by providing the highest level of service and support in each market where we operate.”

Earnings

Net interest income of $15.9 million in the first quarter of 2011 increased $1.8 million, or 12.9%, from the prior quarter, and increased $2.8 million, or 20.9%, from the same period last year. The increases primarily reflect the acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits, partially offset by a reduction in the yield on investment securities. The tax-equivalent net interest margin was 5.44% in the first quarter of 2011, compared to 4.92% in the fourth quarter of 2010 and 5.00% in the same quarter last year. The acquisition of the former Charter Oak Bank’s loans and related accretion contributed approximately 47 basis points to the increase in net interest margin. The acquired non-credit impaired loans were initially written down to their fair values at Acquisition date and are being accreted back to their unpaid principal balances over the remaining lives of the loans. The accretion recorded to interest income on these loans totaled $1.3 million in the first quarter of 2011 and is expected to decline gradually over the next few quarters. Excluding accretion, one-time third-party Acquisition-related costs, allocated overhead, allocated cost of funds and bargain purchase gain, the acquired operations of the former Charter Oak Bank contributed approximately $102 thousand, after tax, to Bancorp’s earnings in the first quarter of 2011.

Non-interest income in the first quarter of 2011 increased $239 thousand from last quarter and $250 thousand from the same period last year, in part due to the pre-tax bargain purchase gain of $146 thousand from the Acquisition, higher Visa debit card fees and Wealth Management and Trust Services fees.

Non-interest expense totaled $9.1 million in the first quarter of 2011, an increase of $1.1 million, or 13.6%, from the prior quarter and $908 thousand, or 11.0%, from the same quarter a year ago, primarily due to higher personnel costs associated with franchise expansion, as well as higher professional costs and data processing costs associated with the Acquisition. During the first quarter of 2011, Bancorp incurred initial Acquisition-related third-party costs of approximately $348 thousand. Management expects that additional one-time Acquisition-related third-party costs not to exceed $600 thousand in the second quarter. Management anticipates systems integration will be completed in June and the related expenses to be finalized in July of 2011.

Acquisition

The following table reflects the estimated fair values of the assets acquired and liabilities assumed related to the Acquisition, including cash received and receivable from the FDIC on the Acquisition date:

(Dollars in thousands, unaudited)	Acquisition Date February 18, 2011
Assets:
Cash and due from banks	$34,144
Interest bearing deposits in banks	5,663
Federal funds sold	4,235
Total cash and cash equivalents	44,042
Loans	61,765
Core deposit intangible	725
Other assets (including the receivable from the FDIC)	1,231
Total assets acquired	107,763
Liabilities:
Deposits:
Noninterest bearing	27,874
Interest bearing	65,987
Total deposits	93,861
Advances from the Federal Home Loan Bank	13,502
Deferred tax liabilities	62
Other liabilities	253
Total liabilities assumed	107,678

Bargain purchase gain, net of tax (included in other non-interest income)	$85

The following table presents the net liabilities assumed from Charter Oak Bank and the estimated fair value adjustments, which resulted in a bargain purchase gain as of the Acquisition date as the loans were purchased at discount:

(Dollars in thousands, unaudited)	Acquisition Date February 18, 2011
Book value of net liabilities assumed from Charter Oak Bank	$(15,750)
Cash received from the FDIC upon initial settlement	32,588
Receivable from the FDIC	196

Fair value adjustments:
Loans	(17,406)
Core deposit intangible asset	725
Vehicles and equipment	16
Deferred tax liabilities	(62)
Deposits	(220)
Advances from the Federal Home Loan Bank	(2)
Total purchase accounting adjustments	(16,949)

Bargain purchase gain, net of tax	$85

1 Fair value adjustment on loans includes $11.6 million related to the purchased credit-impaired loans and $5.8 million related to the non-credit-impaired loans.

About Bank of Marin Bancorp

Bank of Marin Bancorp's assets currently exceed $1 billion. Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the largest community bank in Marin County with seventeen offices in Marin, San Francisco, Napa and Sonoma counties. The Bank's Administrative offices are located in Novato, California. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting the local community. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index, is recognized as a Top 200 Community Bank, ranked number 42 in the U.S. by US Banker Magazine, and has received the highest five star rating from Bauer Financial for more than ten years (www.bauerfinancial.com). Celebrating its 21st anniversary in 2011, Bank of Marin has been recognized as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, estimated fair values related to the assets acquired and liabilities assumed of the former Charter Oak Bank, general economic conditions, the economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
March 31, 2011

(dollars in thousands, except per share data; unaudited)

FIRST QUARTER	QTD 2011	QTD 2010	CHANGE	% CHANGE

NET INCOME	$4,509	$2,947	$1,562	53.0%
DILUTED EARNINGS PER COMMON SHARE	$0.84	$0.56	$0.28	50.0%
RETURN ON AVERAGE ASSETS (ROA)	1.44%	1.04%	0.40%	38.5%
RETURN ON AVERAGE EQUITY (ROE)	14.74%	10.75%	3.99%	37.1%
EFFICIENCY RATIO	52.24%	56.79%	(4.55%)	(8.0%)
TAX-EQUIVALENT NET INTEREST MARGIN 1	5.44%	5.00%	0.44%	8.8%
NET CHARGE-OFFS	$372	$1,520	$(1,148)	(75.5%)
NET CHARGE-OFFS TO AVERAGE LOANS	0.04%	0.17%	(0.13%)	(76.5%)

AT PERIOD END	March 31, 2011	March 31, 2010	CHANGE	% CHANGE

TOTAL ASSETS	$1,290,699	$1,168,777	$121,922	10.4%

LOANS:
COMMERCIAL	$165,322	$158,762	$6,560	4.1%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$165,908	$146,884	$19,024	13.0%
COMMERCIAL INVESTOR-OWNED	$380,100	$338,039	$42,061	12.4%
CONSTRUCTION	$76,044	$91,706	$(15,662)	(17.1%)
HOME EQUITY	$95,448	$85,509	$9,939	11.6%
OTHER RESIDENTIAL	$67,807	$70,563	$(2,756)	(3.9%)
INSTALLMENT AND OTHER CONSUMER LOANS	$28,321	$28,893	$(572)	(2.0%)
TOTAL LOANS	$978,950	$920,356	$58,594	6.4%

NON-PERFORMING LOANS 2:
COMMERCIAL	$3,337	$1,094	$2,243	205.0%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$632	$3,711	$(3,079)	(83.0%)
CONSTRUCTION	$4,145	$5,671	$(1,526)	(26.9%)
HOME EQUITY	$323	$100	$223	223.0%
OTHER RESIDENTIAL	$141	$0	$141	NM
INSTALLMENT AND OTHER CONSUMER LOANS	$426	$838	$(412)	(49.2%)
TOTAL NON-PERFORMING LOANS	$9,004	$11,414	$(2,410)	(21.1%)

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE3	$21,867	$1,016	$20,851	2052.3%
LOAN LOSS RESERVE TO LOANS	1.34%	1.16%	0.18%	15.5%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	1.45	x	0.93	x	0.52	x	55.9%
NON-PERFORMING LOANS TO TOTAL LOANS	0.92%	1.24%	(0.32%)	(25.8%)
TEXAS RATIO 4	6.70%	9.39%	(2.69%)	(28.6%)

TOTAL DEPOSITS	$1,088,360	$987,298	$101,062	10.2%
LOAN TO DEPOSIT RATIO	89.9%	93.2%	(3.3%)	(3.5%)
STOCKHOLDERS' EQUITY	$125,484	$112,512	$12,972	11.5%
BOOK VALUE PER SHARE	$23.64	$21.47	$2.17	10.1%
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS 5	9.67%	9.49%	0.18%	1.9%
TOTAL RISK BASED CAPITAL RATIO-BANK 6	12.4%	11.8%	0.6%	5.1%
TOTAL RISK BASED CAPITAL RATIO-BANCORP6	13.0%	12.5%	0.5%	4.0%

1 Net interest income is annualized by dividing actual number of days in the period times 360 days.

2 Excludes accruing troubled-debt restructured loans of $1.6 million and $742 thousand at March 31, 2011 and 2010, respectively. Excludes purchased-credit impaired loans of $9.2 million.

3 Excludes purchased-credit impaired loans.

4 (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses)

5 Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less intangible assets. Tangible assets excludes core deposit intangible totaling $719 thousand.

6 Current period estimated.

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF CONDITION
at March 31, 2011, December 31, 2010 and March 31, 2010

(in thousands, except share data; unaudited)	March 31, 2011	December 31, 2010	March 31, 2010

Assets
Cash and due from banks	$109,850	$65,724	$35,811
Short-term investments	19,110	19,508	49,632
Cash and cash equivalents	128,960	85,232	85,443

Investment securities
Held to maturity, at amortized cost	34,866	34,917	30,360
Available for sale (at fair value; amortized cost $107,118, $109,070 and $94,434 at March 31, 2011, December 31, 2010, and March 31, 2010, respectively)	108,726	111,736	97,176
Total investment securities	143,592	146,653	127,536

Loans, net of allowance for loan losses of $13,069, $12,392 and $10,648 at March 31, 2011, December 31, 2010 and March 31, 2010, respectively.	965,881	929,008	909,708
Bank premises and equipment, net	8,750	8,419	7,938
Interest receivable and other assets	43,516	38,838	38,152

Total assets	$1,290,699	$1,208,150	$1,168,777

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$313,599	$282,195	$247,881
Interest bearing
Transaction accounts	119,331	105,177	93,604
Savings accounts	67,711	56,760	51,903
Money market accounts	393,867	371,352	402,799
CDARS® time accounts	31,670	67,261	72,906
Other time accounts	162,182	132,994	118,205
Total deposits	1,088,360	1,015,739	987,298

Federal Home Loan Bank borrowings	55,000	55,000	55,000
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	16,855	10,491	8,967

Total liabilities	1,165,215	1,086,230	1,056,265

Stockholders' Equity
Preferred stock, no par value, $1,000 per share liquidation preference
Authorized - 5,000,000 shares; none issued	---	---	---
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,307,247 shares, 5,290,082 shares and 5,240,044 shares at March 31, 2011, December 31, 2010 and March 31, 2010, respectively	55,898	55,383	54,116
Retained earnings	68,653	64,991	56,806
Accumulated other comprehensive income, net	933	1,546	1,590

Total stockholders' equity	125,484	121,920	112,512

Total liabilities and stockholders' equity	$1,290,699	$1,208,150	$1,168,777

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF INCOME

	Three months ended
(in thousands, unaudited)	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010

Interest income
Interest and fees on loans	$15,900	$14,093	$13,681
Interest on investment securities
Securities on U.S. Government agencies	733	792	728
Obligations of state and political subdivisions	302	291	286
Corporate debt securities and other	111	141	170
Interest on Federal funds sold and short-term investments	40	47	22
Total interest income	17,086	15,364	14,887

Interest expense
Interest on interest-bearing transaction accounts	38	29	23
Interest on savings accounts	29	25	25
Interest on money market accounts	337	339	797
Interest on CDARS® time accounts	94	179	209
Interest on other time accounts	358	373	354
Interest on borrowed funds	352	360	351
Total interest expense	1,208	1,305	1,759

Net interest income	15,878	14,059	13,128
Provision for loan losses	1,050	1,050	1,550
Net interest income after provision for loan losses	14,828	13,009	11,578

Non-interest income
Service charges on deposit accounts	443	442	446
Wealth Management and Trust Services	434	394	395
Other income	722	524	508
Total non-interest income	1,599	1,360	1,349

Non-interest expense
Salaries and related benefits	4,929	4,408	4,606
Occupancy and equipment	907	884	898
Depreciation and amortization	308	311	338
FDIC insurance	387	381	362
Data processing	582	494	446
Professional services	733	481	432
Other expense	1,284	1,078	1,140
Total non-interest expense	9,130	8,037	8,222
Income before provision for income taxes	7,297	6,332	4,705

Provision for income taxes	2,788	2,424	1,758
Net income	$4,509	$3,908	$2,947

Net income per common share:
Basic	$0.85	$0.74	$0.56
Diluted	$0.84	$0.73	$0.56

Weighted average shares used to compute net income per common share:
Basic	5,283	5,259	5,218
Diluted	5,366	5,342	5,295

Dividends declared per common share	$0.16	$0.16	$0.15

Average Statements of Condition and Analysis of Net Interest Income

	Three months ended			Three months ended			Three months ended
	March 31, 2011			December 31, 2010			March 31, 2010
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$62,374	$40	0.26%	$60,050	$47	0.31%	$23,990	$22	0.37%
Investment securities
U.S. Government agencies (2)	92,172	733	3.18%	95,910	792	3.30%	80,864	728	3.60%
Corporate CMOs and other (2)	15,872	111	2.80%	15,628	141	3.61%	14,153	170	4.80%
Obligations of state and political subdivisions (3)	34,900	460	5.27%	32,756	443	5.41%	30,383	437	5.75%
Loans and banker's acceptances (1) (3) (4)	979,674	15,988	6.53%	932,570	14,184	5.95%	918,654	13,742	5.98%
Total interest-earning assets (1)	1,184,992	17,332	5.85%	1,136,914	15,607	5.37%	1,068,044	15,099	5.65%
Cash and non-interest-bearing due from banks	42,378			36,567			38,067
Bank premises and equipment, net	8,468			8,531			7,977
Interest receivable and other assets, net	31,400			32,144			30,009
Total assets	$1,267,238			$1,214,156			$1,144,097
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$115,067	$38	0.13%	$102,117	$29	0.11%	$90,626	$23	0.10%
Savings accounts	62,574	29	0.19%	55,259	25	0.18%	48,569	25	0.21%
Money market accounts	382,794	337	0.36%	380,165	339	0.35%	407,152	797	0.79%
CDARS® time accounts	54,432	94	0.70%	70,453	179	1.01%	60,270	209	1.41%
Other time accounts	157,631	358	0.92%	132,062	373	1.12%	112,940	354	1.27%
Overnight borrowings (1)	---	---	---	8	---	0.29%	---	---	---
FHLB fixed-rate advances	58,934	316	2.17%	55,000	323	2.33%	55,000	316	2.33%
Subordinated debenture (1)	5,000	36	2.88%	5,000	37	2.90%	5,000	35	2.80%
Total interest-bearing liabilities	836,432	1,208	0.59%	800,064	1,305	0.65%	779,557	1,759	0.92%
Demand accounts	298,075			281,563			245,117
Interest payable and other liabilities	8,635			11,524			8,231
Stockholders' equity	124,096			121,005			111,192
Total liabilities & stockholders' equity	$1,267,238			$1,214,156			$1,144,097
Tax-equivalent net interest income/margin (1)		$16,124	5.44%		$14,302	4.92%		$13,340	5.00%
Reported net interest income/margin		$15,878	5.36%		$13,965	4.84%		$13,128	4.92%
Tax-equivalent net interest rate spread			5.26%			4.72%			4.73%

(1) Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
(2) Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
(3) Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
(4) Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.